Exhibit 10.35

*	Confidential information has been omitted and filed separately with the Commission.

INVESTMENT AGREEMENT

Agreement Number: XM20160810-01
Parties:

Party A: Xiamen Torch Hi-Tech Industrial Development Zone Management Committee (hereinafter “Party A”);

Party B: Photronics Singapore Pte, Ltd. (hereinafter “Party  B”)

Whereas:

Party A is an agency of Xiamen municipality, jointly established by the National Scientific and Technological Commission and the People’s Municipal Government of Xiamen, one of the three national- level hi-tech zones named with “Torch” in  China.

Xiamen municipality is *, Xiamen municipality and Party A acknowledges that the Photronics, Inc.and its subsidiaries, Photronics Singapore Pte, Ltd are major commercial photomask producers in the world, and recognizes its important position in the industry. Xiamen municipality and Party A welcomes and supports Party’s B’s proposed investment project of IC photomask in Xiamen.

Party A and Party B have agreed to the following with respect to Party B’s proposed investment:

I.	Party B’s Investment Project, Construction Plan and Covenants

a.	Investment Project

i.	Party B intends to establish a manufacturing company within the jurisdiction of Xiamen Torch Hi-Tech Industrial Development (hereinafter “Project Company”) to operate the investment project. The Project Company shall be registered and established within * of the execution of this Agreement.

ii.	Scope of Business: the Project Company shall engage in the research and development, manufacture and sale of photomasks.

*	Investment Amount: The Project Company shall make * of investments. The total amount of the * will be USD$ 160 million, which includes a * registration capital. Party B will assess the demand from * and subject to Board approval of Photronics, Inc. will * Subject to Board approval of Photronics, Inc. The registration capital will be *.

iv.	Revenues: Party B hereby covenants that the Project Company shall generate all its revenues and pay all its taxes within Party A’s jurisdiction, that the Project Company shall take steps to obtain permits required for the commencement of construction immediately after the Project Company is established, that the Project Company shall complete the construction and commence with production within Three (3) years, and the Project Company will use reasonable efforts to reach annual production capacity should reach yearly capacity of * within five (5) years of Party B’s obtaining the industrial land.

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b.	Construction Plan

i.	Party B covenants that the Project Company shall commence and complete the construction of the plants strictly in accordance with the timeframe stipulated in the Land Sale Contract.

ii.	Party B agrees that Party B shall implement the project in accordance with Party A’s requirements and the relevant regulations of the Municipal Government of Xiamen, that the project shall meet with the requirements of the overall planning of the Municipal Government of Xiamen and Party A, and that Party B shall fulfill Party A’s investment requirements with respect to investment intensity, revenues and taxation.

II.	Construction to be Conducted by Party A

a.	Party A agrees to provide industrial land with an area of approximately * in Xiamen Torch Hi-Tech Development Zone (Xiang An) the land price of which shall be determined through fair market appraisal based on the base price of industrial land in the Development Zone, and the provision of which land shall be in accordance with the Municipal Government of Xiamen’s laws and regulations in relation to land sale and provision. The Project Company shall pay fees and taxes due in accordance with relevant regulations. In the unlikely event that Party A cannot provide Party B with the land referenced above then Party B can terminate this Agreement without any penalty or further obligation.

b.	The land that Party A provides to the Project Company shall comply with the Municipal Government of Xiamen’s requirements on urban planning and environmental protection. The land condition shall meet with the requirements of the construction needs of the Project Company. The land use right shall be valid for * years. The floor area ratio, building density, greening, boundary line of building and the ratio of fixed investment amount to land area shall comply with the requirements of the Land and Resources Department, the Urban Planning Department and the Economic and Information Department of the Municipal Government of Xiamen.

c.	Delivery of Land: In accordance with the land use and construction schedule as agreed between the parties, and upon the lawful approval of the provision of the construction land, Party A shall deliver the land in accordance agreed timeframe without delay.

d.	Land Conditions upon Delivery: Party A covenants that, upon the delivery of the construction land, there shall be available major roads, storm water channel, sewage, water supply, power supply, telecommunications, and the internet. Party A shall be responsible for all the power supply and other infrastructure outside of the redlines defining the construction land used by the Project Company. The land surface shall be leveled and cleared in accordance with the leveling and clearance standard of the municipal urban planning.

III.	Policy Support

In view of the significant scale of Party B’s proposed investment and the leading technologies that Party B will utilize and in view of the fact that * and which will contribute to the development of the integrated circuit industry that the Municipal Government of Xiamen  seeks to build, Party A shall provide the following support to the Project  Company:

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a.	Subsidies for Purchase of Equipment

i.	Party A agrees to provide * for the * that the Project Company will purchase for the plants in Xiamen *. Such * shall be * of the purchase price of the equipment, provided that such * shall not exceed an amount in RMB equivalent to *.

ii.	Upon application for the above-mentioned equipment *, the Project Company shall provide the required and appropriate documentation, such as equipment purchase contracts, purchase orders, invoices, lists of equipment, list of customs clearance, etc. Upon review and approval, Party A shall provide the * in three installments as follows:

1.	Upon the payment of no less than * by the Project Company, and upon the application by the Project Company and the verification by Party A, Party A shall provide * of the *;

2.	Upon the * that the Project Company purchases and installs in its plants in Xiamen, and upon the application by the Project Company and the verification by Party A, Party A shall provide * of the *;

3.	No later than the commencement of production using the equipment purchased by the Project Company in Xiamen, and upon the application by the Project Company and the verification by Party A, Party A shall provide * of the *. The project company shall provide the equipment inspection report when fill the application.

Upon each * application  by the Project Company and upon verification by Party A, Party A shall pay the relevant * within One (1) month. Party B’s applications shall not be delayed without a reasonable  cause.

*	The above subsidies applications shall be effective if made between *.

b.	Loan Interest Subsidies

i.	Party A shall assist the Project Company in its application for project financing from banks. The Project Company shall covenant that such bank loans shall be used exclusively for the *. Party A agrees to provide * for * that the Project Company incurs with respect to such financing. Such loan interest * shall not exceed an amount in RMB equivalent to *, and shall be valid for * years from the date when the financing is obtained.

ii.	Party A shall assist the Project Company in its application for *. The Project Company shall covenant that such * shall be used exclusively for the * incurred in the course of the * of the project. Party A agrees to provide * for the interests that the Project Company incurs with respect to such *. Such * shall not exceed an amount in RMB equivalent to *, and shall be valid for * from the date when the loan is obtained.

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iii.	Party A shall assist the Project Company in its application for * from *. The Project Company shall covenant that such * shall be used exclusively for *. Party A agrees to provide * that the Project Company incurs with respect to such *. Such * shall not exceed an amount in RMB equivalent to *, and shall be valid for * from the date when the * is obtained.

*	After the payment of interests incurred with respect to the above project * for the current year, the Project Company shall make one application to Party A for the relevant *. Upon review and verification, Party A shall make one lump sum payment for the * to the Project Company *. The above * applications shall be effective if made between *.

c.	The total * (including * for * and *) that Party A shall provide to the Project Company shall not exceed the lower of i) * and ii) * of the total investment the Project Company will make in the production and equipment in the Hi-Tech Development Zone within * years of the establishment of the Project Company.

d.	Policy regarding Hi-Tech Companies

To the extent that the Project Company meets the conditions required  for  the classification of *, Party covenants that it shall use its best efforts to assist the Project Company to obtain such  classification.

e.	Policy regarding Talent Retention

Party A shall facilitate the Project Company’s  enjoyment  of  various * in accordance with the prevailing *.

f.	Miscellaneous
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Party A shall use its best efforts to assist the Project Company in obtaining and implementing various applicable and prevailing * made available  by *.

IV.	Party A’s Assistance and Services

Party A shall establish a * to * the establishment and operation of the Project Company, and to assist the Project Company in obtaining *, including, without limitation, business registration, taxation registration, construction,  etc.

V.	Application of Policies and Amendment of Provisions

a.	This Agreement is entered into and enforced in accordance with the relevant laws and regulations of the central government, the provincial government, the municipal government and the Hi-Tech Development Zone. To the extent that relevant policies governing this Agreement are amended due to the changes of the laws and/or regulations, Party A and Party B agree to enforce this Agreement as amended accordingly . In the event that any amendment or change to the law causes a *, then Party B shall be authorized to * the Project Company, which * shall not be treated as a * of this Agreement; in such incidence, Party A shall provide reasonable support to Party B, provided that the above shall be in compliance with the relevant PRC laws and regulations.

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b.	Party B agrees that if Party B fails to or only partially fulfill its covenants under Article I of this Agreement due to its own reasons and without Party A’s prior written consent, then Party A has the right to * the relevant provisions in this Agreement with respect to facilitating policies, including, without limitation, reducing or eliminating the various facilitating policies that are agreed upon in this Agreement but have yet to be enforced.

c.	Upon its establishment, the Project Company shall operate for no less than *, shall not * during its existence, and shall not * to * in any way, otherwise Party A has the right to reduce, eliminate to retrieve various *. For the avoidance of doubt, in the event that the Project Company sustains *, then Party B shall be authorized to * the Project Company, which * shall not be treated as a breach of this Agreement in accordance with PRC law, provided that the above shall be in compliance with the relevant PRC laws and regulations.

VI.	Confidentiality

a.	To the extent that one party obtains knowledge or exposure to the other party’s trade secret or other confidential information or documents by virtue of executing or enforcing this Agreement (together with the existence of this Agreement and any provision in this Agreement, “Confidential Information”), the party obtaining such Confidential Information shall have the obligations to maintain such information confidential. Unless otherwise agreed upon in writing, neither party may, directly or indirectly, disclose or allow any person to disclose or use any Confidential Information to any person (including, without limitation, the media, any corporation, partnership, group companies, individual or any other entity), unless otherwise provided for in this agreement and except the use of the Confidential Information for purposes of enforcing this Agreement, and except the disclosure made by one party (hereinafter the “Recipient”) to its affiliates, executives, directors, consultants, employees, agents or intermediaries (hereinafter, collectively, the “Representatives”) to the extent that such disclosure is necessary for the Recipient to evaluate this Agreement. The Recipient agrees to inform the Representatives of the confidential nature of the Confidential Information, and to require the Representatives to strictly maintain the confidentiality of such Confidential Information in accordance with the requirements in this Agreement. The Recipient agrees to be responsible and liable for any breach of confidentiality committed by its Representatives.

b.	Notwithstanding the foregoing, Confidential Information shall not include the following information:

i.	the information publicly available at the time of the disclosure;

ii.	the information that becomes publicly available without either party violating the confidentiality provisions in this Agreement;

iii.	the information that either party is required to disclose in accordance with the relevant laws, regulations, regulatory requirements or public listing requirements; and

iv	the information that either party obtains from any third party that does not violate laws, regulations of the confidentiality provisions in this Agreement with respect to the Confidential Information.

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c.	To the extent that one party is mandated by the law to disclose Confidential Information, such party shall immediately notify the other party of such lawful mandate and use its best efforts, permissible under applicable laws, to assist the other party in undertaking protective measures with respect to the disclosure of the Confidential Information. Party A acknowledges that Party A understands Party B’s obligations and that Party A agrees that Party B may disclose certain provisions in accordance with certain requirements under securities laws, provided that Party B shall notify Party A of the specific information that shall be disclosed prior to any disclosure .

d.	The confidentiality provisions in this Agreement shall not cease to be effective upon the expiration or termination of this Agreement. The confidentiality provisions under this Article shall continue to bind both parties within One (1) year of the expiration or termination of this Agreement.

VII.	Miscellaneous

a.	Any disputes arising from this Agreement shall be resolved through consultation between the parties or, should such consultation fail to resolve the disputes, shall be submitted to the Shanghai International Economic and Trade Arbitration Commission for adjudication .

b.	The exchange computations shall be as follows: On the day when Party B submits subsidiary application, if the US-RMB exchange rate fluctuation is 10% of less of the middle rate (or specified rate) published by the People’s Bank of China on the same day, then such middle rate shall apply; if the exchange rate fluctuation exceeds 10% of such middle rate, then the applicable exchange rate shall be the average of i) the middle rate published by the People’s Bank of China on the date when this Agreement is executed and ii) the middle rate published by the People’s Bank of China on the date when the subsidy application is made by Party B.

c.	During the course of the resolution of the disputes, the parties shall continue to enforce the provisions and to fulfill their covenants under this Agreement except the provisions or covenants under dispute.

d.	Any matter not provided for in this Agreement may be determined through consultation between the parties and the parties may enter into supplementary agreements accordingly . Supplementary agreements and this Agreement shall be equally binding.

e.	Party A and Party B both agree that this Agreement will be fully assigned by Party B to the project company it is forming in Xiamen. With respect total investment and registered capital, If the project company is lack of capacity to perform this agreement, the Party B shall perform this agreement.

f.	This Agreement has been entered into in counterparts, including two identical copies in the language of Chinese and two identical copies in the language of English. All four counterparts shall be equally binding. The parties shall each maintain One (1) counterpart in the language of Chinese and One (1) counterpart in the language of English. All four counterparts shall take effect upon execution and stamping of seals. To the extent that there shall be conflicts between the Chinese version and the English version, the Chinese version shall control. This Agreement shall take effect when the parties’ representatives sign or stamp their seals.

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